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                                                                 EXHIBIT 23.2.3



                              ACCOUNTANTS' CONSENT


The Board of Directors
Orbital Sciences Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-84296, 33-62277, 33-64517, 333-53585, 333-69887, 333-69885,
and 333-27999) of Orbital Sciences Corporation and subsidiaries of our report dated January 22, 1999, except for the second paragraph of Note 3 which is as of March 23, 2000, relating to the balance sheet of Orbital Imaging Corporation as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1999 annual report on Form 10-K of Orbital Sciences Corporation.

Our report refers to the restatement of the balance sheet as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998.


                                                                        KPMG LLP


Washington, D.C.
April 17, 2000